As filed with the Securities and Exchange Commission on October 2, 2023

Registration No. 333-239987

Registration No. 333-254399

Registration No. 333-263243

Registration No. 333-270041

Registration No. 333-270728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239987

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254399

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263243

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270041

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270728

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRUKER CELLULAR ANALYSIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2415390
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

5858 Horton Street, Suite 320

Emeryville, California 94608

(Address of principal executive offices)

2011 Equity Incentive Plan

2020 Incentive Award Plan

2020 Employee Stock Purchase Plan

IsoPlexis Corporation 2014 Stock Plan

(Full title of the Plans)

J. Brent Alldredge

Secretary

Bruker Cellular Analysis, Inc.

40 Manning Road

Billerica, MA 01821

(Name and address of Agent for Service)

(978) 663-3660 (Telephone number, including area code, of agent for service)

Copies to:

Laurie A. Cerveny

Robert W. Dickey

Bryan S. Keighery

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

Telephone: (617) 341-7700

Fax: (617) 341-7701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Bruker Cellular Analysis, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, par value $0.00005 per share (the “Shares”), that remain unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-239987) pertaining to the registration of an aggregate of 17,225,483 Shares, issuable under the Registrant’s 2011 Equity Incentive Plan, as amended, the 2020 Incentive Award Plan, and the 2020 Employee Stock Purchase Plan, which was filed with the SEC on July 22, 2020.

•

Registration Statement on Form S-8 (No. 333-254399) pertaining to the registration of an aggregate of 3,224,311 Shares, issuable under the Registrant’s 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan, which was filed with the SEC on March 17, 2021.

•

Registration Statement on Form S-8 (No. 333-263243) pertaining to the registration of an aggregate of 3,379,776 Shares, issuable under the Registrant’s 2020 Incentive Award Plan and 2020 Employee Stock Purchase Plan, which was filed with the SEC on March 3, 2022.

•

Registration Statement on Form S-8 (No. 333-270041) pertaining to the registration of an aggregate of 3,608,452 Shares, issuable under the Registrant’s 2020 Incentive Award Plan and 2020 Employee Stock Purchase Plan, which was filed with the SEC on February 27, 2023.

•

Registration Statement on Form S-8 (No. 333-270728) pertaining to the registration of an aggregate of 378,037 Shares, issuable under the Registrant’s IsoPlexis Corporation 2014 Stock Plan, which was filed with the SEC on March 21, 2023.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 17, 2023, among the Registrant, Bruker Corporation, a Delaware corporation (“Parent”), and Bird Mergersub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on October 2, 2023.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 17, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, City of Billerica, Commonwealth of Massachusetts, on October 2, 2023.

Bruker Cellular Analysis, Inc.

By:	/s/ J. Brent Alldredge
Name: J. Brent Alldredge
Title: Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.